Exhibit 99.1

Final February 15 2006

Investor Contact:	Media Contact:
Eileen VanEss	Cherie Stewart
(510) 420-5361	(510) 596-3343
evaness@leapfrog.com	cstewart@leapfrog.com

LeapFrog Reports Full Year and Fourth Quarter 2005 Financial Results

Company Achieves Sales Growth and Profitability

Full year highlights

•	Net sales for 2005 were $650.5 million, up 2% from 2004 on both a reported and constant currency basis

•	Net sales for U.S. Consumer segment increased 11%, offset by declines in International and Education and Training segments of 14% and 27%, respectively

•	Gross margins improved by 2.6 percentage points; operating expenses fell by $13.9 million

•	Net income was $17.5 million compared to a net loss of $6.5 million for 2004

•	Income per diluted share for 2005 year was $0.28 compared to a loss of $0.11 per diluted share in 2004

Fourth Quarter Highlights

•	Net sales for the quarter were $248.8 million, down 3% from 2004 on both a reported and constant currency basis

•	Net sales for U.S. Consumer segment increased 12%, offset by declines in International and Education and Training segments of 29% and 48%, respectively

•	Gross margins improved by 4.7 percentage points; operating expenses fell by $23.6 million

•	Net income was $14.4 million compared to a net loss of $7.5 million for fourth quarter of 2004

•	Income per diluted share was $0.23 compared to a loss of $0.12 per diluted share in fourth quarter of 2004

Emeryville, Calif. – February 16, 2006 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported unaudited financial results for the full year and fourth quarter ended December 31, 2005. For the year, the company recorded net income of $17.5 million, or $0.28 of diluted earnings per share compared to a net loss of $6.5 million, or a net loss of $0.11 per diluted share for 2004. For the fourth quarter, the company recorded net income of $14.4 million, or a net income of $0.23 per diluted share compared to a net loss of $7.5 million and fully diluted loss per share of $0.12 for the fourth quarter of 2004.

“A year ago we announced a realignment plan to restore profitability, strengthen our infrastructure and generate profitable growth for our company. I am pleased with the progress we have made on achieving these objectives,” said Tom Kalinske, Chief Executive Officer. “Our financial results have improved significantly. We have improved our logistics and have grown the top line in our U.S. Consumer segment. We completed the most successful launch of a new product in LeapFrog’s history with our FLY pentop computer and our screen-based business more than doubled with the introduction of the Leapster L-Max learning system in our U.S. consumer market, and the continued success of our Leapster handheld. We have created a strong portfolio of fun and engaging educational products in our U.S. Consumer business. While we have more work to do in the future, we are encouraged by this year’s results.”

Net Sales

For the full year 2005, net sales were $650.5 million, up 2% over the same period in 2004. Net sales for the fourth quarter of 2005 were $248.8 million, down 3% from the same period in 2004.

Segment Results

For the full year 2005, net sales from the U.S. Consumer segment were $478.7 million, up 11% over the same period in 2005. Net sales from the International segment were $131.4 million for the year, down 14% on both a reported and constant currency basis from 2004. Net sales from the Education and Training segment were $40.3 million in 2005, down 27% over the same period in 2004.

Net sales from the U.S. Consumer segment were $187.5 million in the fourth quarter, up 12% over the same period in 2004. Net sales from the International segment were $54.8 million in the fourth quarter, down 29% on a reported basis over the same period in 2004 and 27% on a constant currency basis. Net sales from the Education and Training segment, which is principally the SchoolHouse division, were $6.5 million in the fourth quarter, down 48% over the fourth quarter of 2004.

Gross Margin

Gross margin for the full year was 43.1%, up 2.6 percentage points from 2004. Gross margin for the fourth quarter of 2005 was 42.5%, up 4.7 percentage points from the fourth quarter of 2004. The gross margin increase was primarily attributable to lower expenses for excess and obsolete inventory, lower sales allowances and the impact of new products on product mix.

Operating Expenses

For the full year 2005, operating expenses fell 5% to $259.1 million compared to $273.0 million in 2004. Operating expenses decreased 21% to $87.2 million for the fourth quarter of 2004 compared to $110.8 million for the fourth quarter of 2004, reflecting the full impact of the company’s cost containment initiatives. Lower research and development costs, lower advertising and the impact of lower headcount was partially offset by higher legal costs, costs related to process improvements and higher consulting and auditing fees resulting from compliance with Sarbanes-Oxley Act requirements.

Net Income

For the full year, the company recorded net income of $17.5 million or $0.28 per diluted share compared to a net loss of $6.5 million or $0.11 per diluted share in 2004. The company recorded income of $14.4 million for the fourth quarter of 2005 or $0.23 per diluted share compared to a net loss of $7.5 million for the fourth quarter of 2004, or a loss of $0.12 per diluted share.

Conference Call

A conference call will be held today, Thursday, February 16, at 8:00 a.m. Eastern time (5:00 a.m. Pacific time) to discuss these results for the fourth quarter and the year. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through December 31, 2006. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE:LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. Emeryville, California-based LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages six months to 16 years.

LeapFrog’s award-winning U.S. consumer products are available in six languages at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the U.S. with more than 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content.

# # #

LEAPFROG, the LeapFrog Logo, FLY, LEAPSTER and LEAPSTER L-MAX are

trademarks or registered trademarks of LeapFrog Enterprises, Inc. © 2005

LeapFrog Enterprises, Inc. All rights reserved.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding ongoing efforts to achieve the goals of the company’s realignment plan. These forward-looking statements involve risks and uncertainties, including the company’s ability to develop and launch new products, and successfully market existing products, all at sales levels and margins that would restore profitability and achieve profitable growth; the company’s ability to hire and integrate new personnel and retain existing personnel; and the company’s ability to achieve cost reductions and implement process and system efficiencies on a timely basis. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2004 annual report on Form 10-K filed on March 29, 2005, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Net sales	$248,768	$256,749	$650,513	$640,289
Cost of sales	142,970	159,672	370,439	381,244

Gross profit	105,798	97,077	280,074	259,045
	42.5%	37.8%	43.1%	40.5%
Operating expenses:
Selling, general and administrative	30,829	36,692	125,790	120,810
Research and development	9,743	18,340	53,020	60,997
Advertising	43,669	53,378	70,156	83,263
Depreciation and amortization	2,966	2,380	10,142	7,958

Total operating expenses	87,207	110,790	259,108	273,028

Income (loss) from operations	18,591	(13,713)	20,966	(13,983)
Interest income, net	416	322	3,298	1,702
Other (expense) income, net	(406)	(520)	(454)	(176)
Income (loss) before income taxes	18,601	(13,911)	23,810	(12,457)
Provision (benefit) for income taxes	4,213	(6,380)	6,297	(5,929)

Net income (loss)	$14,388	$(7,531)	$17,513	$(6,528)

Net income per common share:
Basic	62,295	60,839	61,781	59,976
Diluted	62,987	60,839	62,329	59,976
Shares used in calculating net income per common share:
Basic	$0.23	$(0.12)	$0.28	$(0.11)
Diluted	$0.23	$(0.12)	$0.28	$(0.11)

LEAPFROG ENTERPRISES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(unaudited)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$48,422	$60,559
Short-term investments	23,650	28,188
Restricted cash	150	8,418
Account receivable, net of allowances of $1,013 and $2,519 at December 31, 2005 and 2004, respectively	257,605	228,187
Inventories, net	168,351	131,189
Prepaid expenses and other current assets	22,001	13,321
Deferred income taxes	10,374	25,009

Total current assets	530,553	494,871
Property and equipment, net	23,817	24,807
Deferred income taxes	16,956	6,633
Intangible assets, net	27,574	29,496
Other assets	6,775	3,987

Total assets	$605,675	$559,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$73,926	$62,811
Accrued liabilities	44,278	53,868
Deferred revenue	156	364
Income taxes payable	2,149	1,218

Total current liabilities	120,509	118,261
Deferred rent and other long-term liabilities	19,171	7,033
Stockholders’ equity
Class A common stock, par value $0.0001; 139,500 shares authorized, shares issued and outstanding: 34,853 and 33,415 at December 31, 2005 and 2004, respectively	3	3
Class B common stock, par value $0.0001; 40,500 shares authorized; 27,614 shares issued and outstanding at December 31, 2005 and 2004, respectively	3	3
Treasury stock	(148)	—
Additional paid-in-capital	342,595	318,796
Deferred compensation	(9,855)	(2,000)
Accumulated other comprehensive income	584	2,398
Retained earnings	132,813	115,300

Total stockholders’ equity	465,995	434,500

Total liabilities and stockholders’ equity	$605,675	$559,794

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended December 31,
	2005		2004
Net income (loss)		$17,513	$(6,528)
Depreciation		17,579	16,186
Amortization		1,922	1,872
Unrealized foreign exchange gain		(3,733)	(5,029)
Loss on disposal of property and equipment		78	141
Loss on sale of investment with related party		—	—
Allowance for accounts receivable		(437)	3,225
Deferred income taxes		4,312	(19,252)
Deferred rent and other long-term liabilities		12,138	727
Deferred revenue		(208)	(1,053)
Amortization of deferred compensation		2,642	1,691
Stock option compensation related to nonemployees		43	426
Tax benefit from exercise of stock options and other		2,662	9,179
Amortization of investment premium		17	192
Other changes in operating assets and liabilities:
Accounts receivable		(28,981)	52,445
Inventories		(37,162)	(38,488)
Prepaid expenses and other current assets		(8,680)	(3,172)
Other assets		(6,526)	801
Accounts payable		11,115	(23,667)
Accrued liabilities		(9,590)	8,736
Income taxes payable		931	1,668
Other Liabilities		—

Net cash (used in) provided by operating activities		(24,365)	100

Investing activities:
Purchases of property and equipment		(16,668)	(20,546)
Purchase of intangible assets		—	(6,320)
Purchases of short-term investments		(300,790)	(260,467)
Sale of investments		317,467	287,216

Net cash (used in) provided by investing activities		9	(117)

Financing activities:
Cash used to purchase treasury stock		(148)	—
Cash used to collateralize letter of credit		(150)	—
Proceeds from the issuance of common stock		1,484	—
Proceeds from the exercise of stock options and employee stock purchase plan		9,114	13,016

Net cash provided by financing activities		10,300	13,016

Effect of exchange rate changes on cash		1,919	2,241

Increase (decrease) in cash and cash equivalents		(12,137)	15,240
Cash and cash equivalents at beginning of year		60,559	45,319

Cash and cash equivalents at end of period		$48,422	$60,559

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes, net of refunds		$1,433	$2,111
Interest
Amount payable related to technology	$	_	$1,000
Noncash investing and financing activities:
Issuance of restricted stock to employees		$11,692	$1,523
Assets acquired under capital leases		$1,192	—
Amount payable to technology license		—	$1,000
Accounts receivable from contract manufacturers		$29,862	$—